Resources Connection, Inc. Announces CEO Transition

DALLAS, Texas, November 3, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company” or “RGP”) announced today that the Company is undergoing a leadership change to advance the Company’s strategic transformation. The Company has appointed Roger Carlile, a Board member since June 2024, to serve as President and CEO effective immediately. Concurrently, Kate Duchene has transitioned from the role of President, CEO and Board member to Executive Advisor through January 3, 2026 to assist the Company and Mr. Carlile with the continuity of leadership.

“We are excited to welcome Roger Carlile as RGP’s next CEO,” said Chairperson A. Robert Pisano. “Roger has been working with the Company on our growth strategy with focus on CFO Advisory and Digital Transformation consulting solutions since he joined the Board. He brings a strong combination of skills, as both a former CFO of a publicly registered consulting firm and the founder and former CEO of a high-growth consulting firm, and has proven expertise in professional services management, investor engagement and capital allocation strategies. We are confident Roger is the right person to succeed Kate as CEO to deliver the value of RGP’s strategic business model.”

Mr. Pisano added: “On behalf of the Board, we also want to thank Kate for her invaluable contributions over the past 27 years and her unwavering dedication to building the right foundation for the next stage of growth, impact and profitability for this incredible company.  We are grateful for the legacy she leaves at RGP, which is grounded in integrity, compassion and professionalism.  She has nurtured this unique culture at RGP, and we look forward to her guidance as an advisor.”

Ms. Duchene added: “Leading RGP has been a privilege, and I want to thank our global team for their friendship, engagement and support throughout my years here. I am proud of what we have accomplished, how we have driven transformation to diversify our solutions and become a technology-enabled company. We’ve delivered tremendous impact with clients and created exceptional work opportunities for our incredible people who want to work differently. I am excited to watch this Company thrive, and believe Roger is the best person to lead RGP in its next chapter.”

Mr. Carlile has served as a member of the Company’s Board since June 2024 and has served as the Compensation Committee Chair since August 2025. Mr. Carlile founded global business advisory Ankura Consulting Group, LLC (“Ankura”) in 2014, serving as CEO and Chair of the Board for five and six years, respectively. Prior to founding Ankura, Mr. Carlile spent over a decade at FTI Consulting, Inc., a global business advisory firm, where he served in several leadership roles including Chief Financial Officer, Chief Administrative Officer and Chief Human Resources Officer, and global leader of FTI Consulting’s forensic and litigation consulting and technology segments. He previously served as the Global and Americas Leader of KPMG LLP’s forensic services practice and held positions at PricewaterhouseCoopers LLC and Deloitte & Touche LLP. Mr. Carlile currently serves on the Board of Directors of private companies AOC Holdings, LLC

(F.K.A. “Alpha Omega Winery, LLC,” serving since 2022), Rimkus Consulting Group, Inc. (serving since 2023) and Salus GRC, LLC (serving since 2024).

ABOUT RGP
RGP (Nasdaq: RGP) is an award-winning global professional services firm with three decades of experience helping the world’s top organizations navigate change and seize opportunity. With three integrated offerings—On-Demand Talent, Consulting, and Outsourced Services—we provide CFOs and other C-suite leaders with the flexibility to solve today’s most pressing challenges on their terms, uniting strategy, execution, and talent across accounting and finance, digital transformation, data, and cloud, at global scale. Our people-first approach continues to drive innovation across industries worldwide.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,600 clients around the world from 41 physical practice offices and multiple virtual offices. As of May 2025, RGP is proud to have served 88 percent of the Fortune 100 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2025, America’s Best Midsize Employers 2025, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com